Exhibit 4.5

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

by and among

PARTY CITY HOLDCO INC.,

THL PC TOPCO, L.P.

and

THE OTHER STOCKHOLDERS THAT ARE SIGNATORIES HERETO

Dated as of March 12, 2018

-i-

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”) dated as of March 12, 2018 is made by and among Party City Holdco Inc., a Delaware corporation (the “Company”), THL PC Topco, L.P. (the “THL Party”, which term includes any Affiliates of the foregoing which own Stock from time to time) and the Persons listed as Management Holders1 on the signature pages hereto.

RECITALS

WHEREAS, on July 27, 2012, the THL Party, Advent-Party City Acquisition Limited Partnership, a Delaware limited partnership (the “Advent Party”), the Company and certain other parties entered into a Stockholders Agreement (the “Original Agreement”);

WHEREAS, on April 21, 2015, the Company consummated an initial public offering (the “IPO”) of its shares of Common Stock pursuant to an underwriting agreement dated April 15, 2015 and amended and restated the Original Agreement (the “Amended and Restated Agreement”);

WHEREAS, in December 2017, the Advent Party sold all of its shares of Common Stock and, as a result, ceased to be a party to the Amended and Restated Agreement; and

WHEREAS, on the date hereof, the parties hereto desire to amend and restate the Amended and Restated Agreement in order to remove provisions applicable to the Advent Party and to set forth their agreement with respect to certain rights and obligations associated with ownership of shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereby agree as follows:

Section 1.    Definitions.

1.1.    Definitions. As used herein, the following terms shall have the following meanings:

“Advent Party” has the meaning ascribed to such term in the Recitals.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Stockholder or of any Affiliate of any Stockholder.

[1]	Note to Draft: need to determine who will be party to this agreement. Some Management Holders may have left the Company and would no longer be party to this agreement. Others (e.g., Dan Sullivan), should be included.

“Amended and Restated Agreement” has the meaning set forth in the Recitals.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Board” means the board of directors of the Company.

“Cause” shall have the meaning set forth below, except with respect to any Management Holder who is employed by the Company or one of its Subsidiaries pursuant to an effective written employment agreement, if any, between the Company and/or one of its Subsidiaries and such Management Holder in which there is a definition of “Cause,” in which event the definition of “Cause” as set forth in such employment agreement shall be deemed to be the definition of “Cause” herein solely for such Management Holder and only for so long as such employment agreement remains effective. In all other events, the term “Cause” shall mean the Board has determined, in its reasonable judgment, that any one or more of the following has occurred: (a) the Management Holder shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving dishonesty or moral turpitude; (b) the Management Holder shall have committed any fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or act of dishonesty; (c) the Management Holder shall have breached in any material respect any of the provisions of any agreement between the Management Holder and the Company or its Affiliates, including, without limitation, this Agreement; (d) the Management Holder shall have engaged in conduct likely to make the Company or any of its Affiliates subject to criminal liabilities other than those arising from the Company’s normal business activities; or (e) the Management Holder shall have willfully engaged in any other conduct that involves a breach of fiduciary obligation on the part of the Management Holder or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates.

“Certificate of Incorporation” means the certificate of incorporation of the Company as in effect from time to time.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company which may be issued after the date of this Agreement in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

“Common Stock Equivalents” means all securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) (i) shares of Common Stock or (ii) other Equity Securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), Common Stock.

“Company” has the meaning ascribed to such term in the Preamble.

“Equity Securities” means any capital Stock or other equity security of the Company or any of its Subsidiaries, including Common Stock and Common Stock Equivalents.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Group” means two or more Persons who agree to act together for the purpose of acquiring, holding, voting or disposing of Stock.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IPO” has the meaning set forth in the Recitals.

“Issue” means to issue or in any other way directly or indirectly sell or exchange, or agree to issue, sell or exchange, any security or any legal or beneficial interest therein.

“Majority Management Holders” means the Senior Management Holders holding a majority of the aggregate Voting Shares held by the Senior Management Holders.

“Management Holder” means any current or former director, officer or employee of the Company or any of its Subsidiaries (or any Affiliate of such Person (other than the THL Party and the THL Directors)) who is a Stockholder and any Permitted Management Holder Transferee who is a Stockholder.

“Maximum Tag-Along Sale Number” has the meaning ascribed to such term in Section 4.2.

“Minimum Percentage” means, at any given time, a fraction (expressed as a percentage), with the numerator being the number of shares, in the aggregate, held by such Stockholder at such time and the denominator being the number of shares of Common Stock, in the aggregate, held by such Stockholder immediately following the closing of the IPO (including any additional closing pursuant to the underwriters’ over-allotment option).

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Original Agreement” has the meaning set forth in the Recitals.

“Option Plan” means the Company’s 2012 Omnibus Equity Incentive Plan, as amended from time to time.

“Option Stock” means Common Stock received upon the exercise of Common Stock Equivalents (including Plan Options and Plan Stock Appreciation Rights).

“Permanent Disability” shall have the meaning set forth below, except with respect to any Management Holder who is employed by the Company or one of its Subsidiaries pursuant to an effective written employment agreement, if any, between the Company and/or one of its Subsidiaries and such Management Holder in which there is a definition of “Permanent Disability,” in which event the definition of “Permanent Disability” as set forth in such employment agreement shall be deemed to be the definition of “Permanent Disability” herein solely for such Management Holder and only for so long as such employment agreement remains effective. In all other events, the term “Permanent Disability” shall mean: a determination by independent competent medical authority (selected by the Board) that the Management Holder is unable to perform his duties and in all reasonable medical likelihood such inability shall continue for a consecutive period of 90 days or for a period in excess of 120 days in any 365 day period.

“Permitted Management Holder Transferee” means any transferee who obtained Stock as a direct or indirect result of a Permitted Management Transfer by a Management Holder.

“Permitted Management Transfer” means any Transfer of Stock by a Management Holder (i) to spouses, children, and exclusive benefit trusts, in each case, so long as such Management Holder retains voting control of such Stock, (ii) to the Company or (iii) upon the death of an individual Management Holder, pursuant to the terms of any trust or will of the deceased individual Management Holder or by the laws of intestate succession.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or agency or other entity of any kind or nature.

“Plan Options” means, options to purchase Common Stock of the Company pursuant to the Option Plan.

“Plan Stock Appreciation Rights” means the right to receive Common Stock or cash payments in connection with the appreciation of a specified number of shares of Common Stock pursuant to the Option Plan.

“Proprietary Information” has the meaning ascribed to such term in Section 6.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated April 21, 2015, among the Company, the THL Party, the Advent Party and certain other parties, as amended from time to time.

“SEC” means the Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such act, as they may from time to time be in effect.

“Senior Management Holders” means the Management Holders who, as of April 21, 2015, each hold at least 56,000 shares of Common Stock and each of whom is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) or, if not an accredited investor, has retained a “purchaser representative” (as defined in Rule 501(h) under the Securities Act) or has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the action(s) contemplated.

“Stock” means any shares of Common Stock or of any other class or series of authorized capital stock of the Company, whether owned, issued or authorized on the date of this Agreement or hereafter, including any Option Stock but excluding any Plan Options.

“Stockholders” means the parties to this Agreement (other than the Company) and any other subsequent holder of Stock who agrees to be bound by the terms of this Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, limited liability company, partnership or other entity are at the time directly or indirectly owned or controlled by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, by such Person.

“Tag-Along Notice” has the meaning ascribed to such term in Section 4.2.

“Tag-Along Offeror” has the meaning ascribed to such term in Section 4.2.

“Tag-Along Period” has the meaning ascribed to such term in Section 4.2.

“Tag-Along Sale Number” has the meaning ascribed to such term in Section 4.2.

“Tag-Along Right” has the meaning ascribed to such term in Section 4.2.

“Tag-Along Sale” means any Transfer of Stock pursuant to the exercise of Tag-Along Rights.

“Tag-Along Stockholders” has the meaning ascribed to such term in Section 4.2.

“Tagging Stockholders” has the meaning ascribed to such term in Section 4.2.

“Third Party Sale” means a sale, other than pursuant to a sale under an effective registration statement filed with the SEC, of Stock to a single third party in which the THL Party proposes to sell to the third party at least 50% of its Stock.

“THL Director” means a director designated by the THL Party.

“THL Party” has the meaning ascribed to such term in the Preamble.

“THL Stockholder Party” has the meaning ascribed to such term in Section 7.

“THL Supplemental Director” has the meaning ascribed to such term in Section 3.1(a)(ii).

“Total Tag-Along Shares” has the meaning ascribed to such term in Section 4.2.

“Transition and Consulting Agreement” means the Transition and Consulting Agreement, dated March 15, 2017, between the Company and Gerald C. Rittenberg.

“Transfer” means to transfer, sell, assign, distribute, pledge, encumber, hypothecate, assign, exchange, or in any other way directly or indirectly dispose of, in whole or in part, either voluntarily or involuntarily, including by gift, by way of merger (forward or reverse) or similar transaction, by operation of law or otherwise, any security or any legal or beneficial interest therein, including the grant of an option or other right or interest that would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, such security.

“Trigger Date” has the meaning ascribed to such term in Section 3.1(d)

“Voting Shares” means, at any time, any securities of the Company, the holders of which are generally entitled to vote for the election of directors to the Board (including all outstanding shares of Common Stock).

1.2.    General Interpretive Principles. When a reference is made in this Agreement to a Section, Schedule or Exhibit such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders. Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 2.    Methodology for Calculations. Except as otherwise expressly provided in this Agreement, for purposes of calculating (a) the amount of outstanding shares of Common Stock as of any date and (b) the amount of shares of Common Stock owned by a Person hereunder (and the percentage of the outstanding shares of Common Stock owned by a Person hereunder), no Common Stock Equivalents of the Company shall be treated as having been converted, exchanged or exercised. In the event of any stock split, stock dividend, reverse stock split, any combination of the shares of Stock or any similar event, with respect to all references in this Agreement to a Stockholder or Stockholders holding a number of shares of Stock, the applicable number shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of the shares of Stock or similar event.

Section 3.    Corporate Governance.

3.1.    Board of Directors.

(a)    THL Party Representation.

(i)    For so long as the THL Party holds a number of shares of Common Stock representing the Minimum Percentages shown below, the Company shall, and the Management Holders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, or pursuant to a written consent, that number of individuals designated by the THL Party that, if elected, will result in the THL Party having the number of directors serving on the Board that is shown below.

Minimum Percentage	Number of THL Directors
30% or greater	3
Less than 30% but greater than or equal to 15%	2
Less than 15% but greater than or equal to 5%	1

(ii)    In addition, for so long as the THL Party holds a number of shares of Common Stock representing the Minimum Percentages shown below, the Company shall, and the Management Holders will take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, or pursuant to a written consent, that number of individuals designated by the THL Party that, if elected, will result in the having the number of directors, in addition to the directors designated in accordance with Section 3.1(a)(i), serving on the Board that is shown below (each, a “THL Supplemental Director”).

Minimum Percentage	Number of THL Supplemental Directors
50% or greater	2
Less than 50% but greater than or equal to 40%	1

(b)    The Chief Executive Officer will serve on the Board, and the THL Party agrees to vote in favor of the Chief Executive Officer as a director. Gerald C. Rittenberg will serve on the Board through the Consulting Period (as defined in the Transition and Consulting Agreement) and the THL Party agrees to vote in favor of Mr. Rittenberg as a director through the Consulting Period.

(c)    In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any THL Director, the Company hereby agrees to take all Necessary Action to cause the vacancy created thereby to be filled as soon as practicable by a THL Director for so long as the THL Party has the right to designate an individual for nomination to the Board under this Agreement.

(d)    For so long as the THL Party holds a majority of the outstanding shares of Common Stock (the “Trigger Date”), any director of the Company may be removed with our without cause by holders of a majority of the outstanding shares of Common Stock. At and following the Trigger Date, directors may only be removed for cause by the affirmative vote of the holders of at least 75 percent of the voting power of the outstanding Stock.

(e)    Subject to Section 3.1(a)(ii), the Board shall not, and the Company will take all Necessary Action to ensure that the Board shall not, consist of fewer than three or greater than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board, including the THL Directors.

(f)    Upon any decrease in the number of directors that the THL Party is entitled to designate for nomination to the Board, the THL Party shall take all Necessary Action to cause the appropriate number of THL Directors to offer to tender resignation. If such resignation is then accepted by the Board, the Company and the THL Party shall take all Necessary Action to cause the authorized size of the Board to be reduced accordingly.

(g)    Except as required by applicable law, the business and affairs of the Company shall be managed by or under the direction of the Board. At all meetings of the Board, a quorum shall consist of not less than a number of directors holding a majority of the votes held by all directors; provided, that until the Trigger Date, the attendance of at least one THL Director shall be required for a quorum to be present. At each meeting of the Board (or committee thereof) at which a quorum is present, each director shall be entitled to one vote on each matter to be voted on at such meeting. All actions of the Board shall require the affirmative vote of at least a majority of the votes held by all directors present at such meeting. Subject to applicable law, any action that may be taken at a meeting of the Board may also be taken by written consent of the members of the Board in lieu of a meeting.

(h)    The Company and the THL Party shall take all Necessary Action to ensure that the composition of the Board complies with all applicable law and stock exchange rules upon loss of the “controlled company” exemption under the applicable stock exchange rules.

3.2.    Expenses and Indemnification. The Company shall pay the reasonable out-of-pocket expenses incurred by each member of the Board in connection with performing his or her duties as a member of the Board, including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company. The Company shall obtain customary director and officer liability insurance on commercially reasonable terms.

Section 4.    Restrictions on Transfers of Stock by Stockholders; Tag-Along Rights.

4.1.    No Stockholder shall Transfer any Stock other than (i) pursuant to a Permitted Management Transfer, (ii) with the prior written consent of the THL Party, (iii) pursuant to a Tag-Along Sale or (iv) to any Person either (A) pursuant to the exercise of registration rights under the Registration Rights Agreement, or (B) pursuant to an exemption from registration under the Securities Act, provided, that, until the Minimum Percentage of the THL Party is less than 10 percent, no Transfers shall be permitted under this clause (iv) if, after giving effect to any such Transfers, the Minimum Percentage held by such Stockholder and his Permitted Management Holder Transferee is less than the Minimum Percentage of the THL Party.

4.2.    In the event that the THL Party enters into an agreement to Transfer Stock pursuant to a Third Party Sale, the THL Party shall give written notice (the “Tag-Along Notice”) of such Transfer to each other Stockholder that is not an Affiliate of the THL Party (the “Tag-Along Stockholders”), which shall specifically identify the identity of the offeror in the Third Party Sale (the “Tag-Along Offeror”), the number of shares of Stock that is to be Transferred by the THL Party to the Tag-Along Offeror (the “Tag-Along Sale Number”), the maximum number of shares of Stock that the Tag-Along Offeror is willing to purchase (the “Maximum Tag-Along Sale Number”), the purchase price therefor, and a summary of the other material terms and conditions of the proposed Transfer. For a period ending on the fifth (5) day after the delivery of the Tag-Along Notice (the “Tag-Along Period”), each Tag-Along Stockholder shall have the right (the “Tag-Along Right”), at the same price per share to be paid to and upon the same terms offered to the THL Party, to sell to the Tag-Along Offeror, that number of shares of Stock of such Tag-Along Stockholder as is equal to the product of (x) a fraction, the numerator of which is the Tag-Along Sale Number and the denominator of which is the aggregate number of shares of Stock owned as of the date of the Tag-Along Notice by the THL Party and its Affiliates and (y) the number of shares of Stock owned by such Tag-Along Stockholder as of the date of the Tag-Along Notice; provided that the number of shares of Stock required to be purchased from such Tag-Along Stockholder by the Tag-Along Offeror shall be subject to reduction in accordance with the last sentence of this Section 4.2. A copy of the Tag-Along Notice shall promptly be sent to the Company. The Tag-Along Rights may be exercised in whole or in part at the option of each of the Tag-Along Stockholders (all Tag-Along Stockholders who exercise such Tag-Along Rights, together with the THL Party, the “Tagging Stockholders”). Notice of any Tag-Along Stockholder’s intention to exercise such Tag-Along Rights, in whole or in part, shall be evidenced by a writing signed by such Tag-Along Stockholder and delivered to the Tag-Along Offeror and the Company prior to the end of the Tag-Along Period, setting forth the number of shares of Stock that such Tag-Along Stockholder elects to Transfer. In the event that the number of shares of Stock proposed to be Transferred to a Tag-Along Offeror (the “Total Tag-Along Shares”) is greater than the Maximum Tag-Along Sale Number, each Tagging Stockholder shall be entitled to Transfer to the Tag-Along Offeror only that number of shares of Stock that is equal to (A) the number of shares that it sought or elected, as applicable, to be Transferred to such Tag-Along Offeror by such Tagging Stockholder, multiplied by (B) a fraction the numerator of which is the Maximum Tag-Along Sale Number and the denominator of which is the Total Tag-Along Shares.

4.3.    All Transfers of Stock to the Tag-Along Offeror pursuant to this Section 4 shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day as soon as practicable, but in no event more than sixty (60) days after the expiration of the Tag-Along Period, or (ii) the tenth (10) business day following the expiration or termination of all waiting periods under the HSR Act or receipt of other regulatory approvals applicable to such Transfers, or at such other time and/or place as the THL Party and the Tag-Along Offeror may agree. If applicable, the delivery of certificates or other instruments evidencing such Stock duly endorsed for transfer shall be made on such date against payment of the purchase price for such Stock.

Section 5.    Financial and Business Information. For so long as the THL Party, together with its Affiliates, has the right to designate a member of the Board, the Company shall provide to the THL Party the following information (i) unaudited consolidated quarterly financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP for the first three fiscal quarters of each year, which shall be provided at the same time that the Company provides such financial reports to the Company’s lenders and no later than 60 days after the end of such fiscal quarter, (ii) audited consolidated annual financial reports of the Company and its consolidated subsidiaries prepared in accordance with GAAP, which shall be provided at the same time that the Company is required to provide such financial reports to the Company’s lenders and no later than 120 days after the end of the Company’s fiscal year, (iii) an annual consolidated budget for the Company and its Subsidiaries as approved by the Board no later than 90 days after the end of the Company’s fiscal year, (iv) complete copies of the quarterly information packages distributed to the Company’s lenders at the same time the Company provides such information packets to the Company’s lenders and no later than 60 days after the end of each fiscal quarter and (v) all information that is provided to the Board in connection with any meeting thereof, which information shall be provided to the THL Party at the same time it is provided to the Board; provided, however, that the THL Party receiving information pursuant to this Section 5 shall comply with the requirements of Section 6 herein.

Section 6.    Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Company, including any information received by the THL Party pursuant to Section 5 hereof (“Proprietary Information”), using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information; provided, however, that a Stockholder may disclose Proprietary Information (a) to its representatives in connection with monitoring its investment in the Company, (b) to any Affiliate, partner, limited partner, member, trustee, investor or related investment fund of such Stockholder and its and their respective investors, limited partners, directors, employees and consultants, in each case, in the ordinary course of business, or (c) as may otherwise be required by law, rule, regulation or self-regulatory organization, and further provided, that (i) such Proprietary Information provided pursuant to clauses (a) to (c) above is identified prior to disclosure by the Stockholder to the recipient as requiring confidential treatment, and (ii) the disclosing Stockholder shall be responsible for the acts and omissions related to the Proprietary Information of any Person to whom such Stockholder discloses Proprietary Information (other than pursuant to clause (c) above). “Proprietary Information” shall not include any information (a) that is publicly available (other than as a result of dissemination by such Stockholder) or a matter of public knowledge generally, (b) that was known to such Stockholder on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any third party’s confidentiality obligations, prior to its disclosure by the Company, or (c) that is or was independently developed or conceived by such Stockholder without use of the Proprietary Information.

Section 7.    Corporate Opportunities. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, and each of the Stockholders, hereby renounces any interest, duty or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the THL Party, any Affiliate of the THL Party or any director (or director of any Subsidiary of the Company) designated by any of the foregoing (each a “THL Stockholder Party”) even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each THL Stockholder Party shall have no duty to communicate or offer such business opportunity to the Company and to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such THL Stockholder Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries.

Section 8.    Termination. Section 3 shall terminate automatically (without any action by any party hereto) as to the THL Party upon the time at which the THL Party no longer has the right to designate an individual for nomination to the Board under this Agreement; provided, that the provision in Section 3.2 shall survive such termination. The remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to hold any Shares; provided, that this Agreement shall terminate with respect to each such Management Holder at such time when (i) such Management Holder is not a director, officer or employee of the Company or any of its Subsidiaries (or any Affiliate of such Person (other than the THL Party and the THL Directors)), (ii) such Management Holder holds less than 1% of the Company’s outstanding shares of Common Stock and (iii) except where such Management Holder is terminated without Cause or for Good Reason (to the extent defined in any applicable employment agreement), six months have elapsed since such Management Holder was a director, officer or employee of the Company or any of its Subsidiaries.

Section 9.    Further Assurances. At any time or from time to time after the date of this Agreement, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 10.    Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Stockholder unless such modification, amendment or waiver is approved in writing by the THL Party. Notwithstanding the foregoing, no amendment shall be made or waiver granted in a manner that adversely affects (i) the Management Holders’ rights hereunder, to the extent that such amendment or waiver has a material and disproportionate impact or effect on the Management Holders’ as a Group as compared to the other Stockholders, without the prior written consent of the Majority Management Holders, or (ii) any particular Management Holder’s rights or obligations hereunder to the extent (and only to the extent) such particular

Management Holder would be uniquely and adversely affected by such amendment or waiver, without the written consent of such Management Holder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 11.    Entire Agreement. This Agreement, the Registration Rights Agreement and the other writings referred to herein or delivered pursuant hereto or which make specific reference to this Section 11 form a part hereof and contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Stockholder and its successors, permitted assigns, heirs and personal representatives. Subject to compliance with the provisions of this Agreement, (i) the THL Party shall, at any time and without the consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates or (ii) each Stockholder shall, at any time and without the consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to any Person to whom such Stockholder Transferred Stock in accordance with this Agreement. Upon any such permitted assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning party which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Stockholder shall be treated as a reference to the assignee.

Section 13.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14.    Remedies.    Each party hereto shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 15.    Notices.    All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with a confirmatory copy sent by different means within three business days of such notice), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as may hereafter be designated in writing by such party to the other parties:

if to the Company to:

Party City Holdco Inc.

80 Grasslands Road

Elmsford, NY 10523

Facsimile: (914) 345-2056

Attention: Daniel Sullivan

Email: dsullivan@amscan.com

with a copy (which shall not constitute notice) to:

Party City Holdco Inc.

80 Grasslands Road

Elmsford, NY 10523

Facsimile: (914) 784-4339

Attention: Joseph J. Zepf

Email: jzepf@amscan.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Facsimile: (646) 728-2554

Attention: Michael Littenberg

Email: michael.littenberg@ropesgray.com

if to the THL Party, to:

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Facsimile: (617) 227-3514

Attention: Todd M. Abbrecht and Joshua M. Nelson

Email:    TAbbrecht@THL.com

    JNelson@THL.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Facsimile: (646) 728-2554

Attention: Michael Littenberg

Email: michael.littenberg@ropesgray.com

if to any Management Holder, to: such address indicated in the records of the Company:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Facsimile: (646) 728-2554

Attention: Michael Littenberg

Email: michael.littenberg@ropesgray.com

All such notices, requests, consents and other communications will be deemed to have been given hereunder when received.

Section 16.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan within the State of New York in connection with any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby (except for actions to enforce a judgment rendered by a state or federal court located in the Borough of Manhattan within the State of New York in connection with any dispute that arises out of this Agreement or any of the transactions), and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute. Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.

Section 17.    No Publicity.

(a)    None of the Stockholders or the Company shall issue any public announcements or make any published statements regarding this Agreement, or the subject matter hereof, without the prior written consent of the THL Party; provided, that, this Section 17(a) shall not limit disclosures by any Stockholder if such disclosure is requested or required by applicable law or any governmental entity or self-regulatory organization having jurisdiction over such Stockholder or its Affiliates or any of its respective representatives or advisers, or that such Stockholder deems advisable to provide to such a governmental entity or self-regulatory organization, in each case whether in connection with an audit, examination or otherwise.

(b)    The Company shall not, and shall ensure that its Affiliates and its and their respective officers, directors, employees and other representatives do not, without the prior written consent of the THL Party, (i) use in advertising, publicity or otherwise the name of the THL Party, or any of its Affiliates, or the name of any member, stockholder, partner, manager or employee of the THL Party or any of its Affiliates or any trade name, trademark, trade device, logo, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by the THL Party or any of its Affiliates, (ii) represent, directly or indirectly, that any product or any service provided by the Company or any Affiliate of the Company has been approved, endorsed, recommended or provided by, or in association with, the THL Party or any of its Affiliates after the date of this Agreement, or (iii) except as required by law, disclose the fact that the THL Party is a Stockholder of the Company.

Section 18.    Company Logo.    The Company hereby grants the THL Party permission to use the Company’s and its Subsidiaries’ name and logo in marketing materials. The THL Party, or Affiliates of the THL Party, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s or any of its Subsidiaries’ name and logo appear.

Section 19.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 20.    Conflicting Agreements. Other than with respect to proxies or powers of attorney that the THL Party may have granted or grant to an Affiliate of the THL Party, each Stockholder represents and warrants that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Agreement, and no holder of Stock shall grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Agreement.

Section 21.    Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Stockholders Agreement as of the day and year first written above.

PARTY CITY HOLDCO INC.

By:	/s/ Daniel Sullivan
Name: Daniel Sullivan
Title: Chief Financial Officer

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

THE THL PARTY:

THL PC TOPCO, L.P.

By:	THL Equity Advisors VI, LLC,
its general partner

By:	Thomas H. Lee Partners, L.P.,
its sole member

By:	Thomas H. Lee Advisors, LLC,
its general partner

By:	THL Holdco, LLC,
its managing member

By:	/s/ Todd M. Abbrecht
	Name:	Todd M. Abbrecht
	Title:	Managing Director

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

CHARLES ARTHUR RITTENBERG 2008 TRUST

By:	/s/ Gernald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

JACK DOLLIVER RITTENBERG 2013 TRUST

By:	/s/ Gernald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

THEODORE FREDERICK RITTENBERG 2014 TRUST

By:	/s/ Gernald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

CRAIG M. RITTENBERG SELF-SETTLED TRUST U/A/D JUNE 28, 2008

By:	/s/ Gernald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

GARRETT J. RITTENBERG SELF-SETTLED TRUST U/A/D JUNE 28, 2008

By:	/s/ Gernald C. Rittenberg
Name:	Gerald C. Rittenberg
Title:	Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

GERALD C. RITTENBERG

/s/ Gerald C. Rittenberg
Gerald C. Rittenberg

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

BJM[2] LLC

By:	/s/ James M. Harrison
Name: James M. Harrison
Title: Managing Member

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

RITTS ENTERPRISES LLC

By:	/s/ Gerald Rittenberg
Name: Gerald Rittenberg
Title: Managing Member

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

JAMES M. HARRISON

/s/ James M. Harrison
James M. Harrison

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

/s/ Gregg Melnick
Gregg Melnick

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

MELNICK 2008 FAMILY TRUST

By:	/s/ Gregg Melnick
Name: Gregg Melnick
Title: Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

/s/ Diane Spaar
Diane Spaar

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

ETHAN REES SPAAR IRREVOCABLE TRUST

By:	/s/ Diane Spaar
Name: Diane Spaar
Title: Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

JULIA ROSE SPAAR IRREVOCABLE TRUST

By:	/s/ Diane Spaar
Name: Diane Spaar
Title: Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

KEITH ALAN SPAAR JR. IRREVOCABLE TRUST

By:	/s/ Diane Spaar
Name: Diane Spaar
Title: Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

WILLA ANNE SPAAR IRREVOCABLE TRUST

By:	/s/ Diane Spaar
Name: Diane Spaar
Title: Trustee

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

/s/ Steven Skiba
Steven Skiba

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

MANAGEMENT HOLDER:

/s/ Michael Correale
Michael Correale

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]